Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2016 Fourth Quarter Results
-- Company Provides Outlook for Fiscal 2017 --

VALENCIA, Calif., November 17, 2016 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2016 fourth quarter ended September 30, 2016.
Fiscal 2016 Fourth Quarter Highlights(1)

•	Net sales of $365.6 million, down 1.1 percent

•	Constant-currency sales(2) of $377.2 million, up 2.0 percent

•	Net income of $23.3 million, or $0.24 per diluted share

•	Adjusted net income(3) of $29.9 million, or $0.30 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(3) (EBITDA) of $49.6 million, or 13.6 percent of net sales

•	Net cash provided by operating activities of $50.9 million; free cash flow(3) of $48.0 million

Dave Castagnola, president and chief executive officer, said, “Our fiscal 2016 fourth-quarter performance was a solid end to the fiscal year, with continued contract sales momentum, reduced SG&A expenses and higher operating income. Net cash from operating activities and free cash flow(3) were strong in the quarter, enabling us to pay down debt further. We booked new business and expanded the scope of work with customers in the fourth quarter of fiscal 2016 at a sustained pace, setting us on a path for sales growth in fiscal 2017.
“Fiscal 2016 was a year of improvement and transformational change for Wesco Aircraft. We accomplished nearly all of our goals for the year. While net sales were down one percent in fiscal 2016, we recorded low-single-digit constant-currency sales growth. We also reduced SG&A expenses by $32 million and achieved free cash flow conversion(3) of 113 percent. Adjusted EBITDA margin(3) improved by 50 basis points in fiscal 2016. This was Wesco’s first EBITDA margin expansion in many years, and it was achieved in spite of a negative impact from foreign currency movements and certain investment decisions we made for the future. We paid down debt by $111 million in fiscal 2016, which brings total debt repayments to more than $250 million over the last two years. The progress made in fiscal 2016 sets Wesco on an improved foundation as we enter fiscal 2017.”
Fiscal 2016 Fourth Quarter Results(1)
Net sales in the fiscal 2016 fourth quarter were $365.6 million, compared with $369.7 million in the prior-year fourth quarter. Constant-currency sales(2) increased 2.0 percent year-over-year in the fourth quarter of fiscal 2016, primarily due to a mid-single-digit percentage increase in contract sales. The growth in contracts was partially offset by a mid-single-digit percentage decline in ad-hoc sales over the same period.
Gross profit was $95.5 million in the fourth quarter of fiscal 2016, compared with $6.1 million in the fiscal 2015 fourth quarter, which reflected inventory adjustments that were previously reported. Adjusted gross profit(3) excluding these inventory adjustments was $97.4 million in the fiscal 2015 fourth quarter.
Gross margin was 26.1 percent in the fiscal 2016 fourth quarter, compared with an adjusted gross margin(3) of 26.4 percent in the same period last year. The decrease primarily reflects a negative impact from foreign currency movements, partially offset by a favorable impact from contract margins and a decline in inventory provision related to inventory adjustments.
Selling, general and administrative (SG&A) expenses in the fiscal 2016 fourth quarter decreased 19.4 percent compared with the same period last year, primarily due to lower people-related costs, professional fees and the impact of foreign currency movements.
SG&A expense as a percentage of net sales was 15.1 percent in the fourth quarter, compared with 18.5 percent in the same period last year.
Income from operations totaled $40.3 million, or 11.0 percent of net sales, in the fiscal 2016 fourth quarter. This compares with a loss from operations of $326.2 million in the fiscal 2015 fourth quarter, which reflected the inventory adjustments described above and an impairment in the value of goodwill that was previously reported. Adjusted income from operations(3) excluding these adjustments was $28.9 million, or 7.8 percent of net sales, in the same period last year. The increases in adjusted income from operations(3) and adjusted operating margin(3) were primarily due to lower SG&A expenses, partially offset by the impact of foreign currency movements.
Other (expense) income, net decreased by $3.4 million in the fiscal 2016 fourth quarter, primarily due to a gain of $2.7 million in last year’s fourth quarter related to transactions that were denominated in currencies other than the functional currency of our reporting subsidiaries, primarily the British pound.
The company's effective tax rate was 23.9 percent in the fourth quarter of fiscal 2016, compared with 35.5 percent in the year-ago quarter, primarily due to a favorable mix of taxable income across jurisdictions and discrete tax items.
Net income was $23.3 million, or $0.24 per diluted share, in the fiscal 2016 fourth quarter, compared with a net loss of $214.0 million, or $2.21 per diluted share. Adjusted net income(3) was $29.9 million, or $0.30 per diluted share, compared with $26.5 million, or $0.27 per diluted share, in the same period last year.
Adjusted EBITDA(3) in the fiscal 2016 fourth quarter was $49.6 million, compared with $46.0 million in the same period last year. Adjusted EBITDA(3) was 13.6 percent of net sales, compared with 12.4 percent in the same period last year.
Fiscal 2016 Year Results(1)
Net sales in fiscal 2016 were $1.5 billion, 1.4 percent lower than the same period last year. Constant-currency sales(2) increased 0.7 percent, and were 2.5 percent higher excluding both currency effects and the net impact of the previously disclosed large commercial contract that ended on March 31, 2015.
Income from operations was $158.8 million in fiscal 2016, compared with a loss from operations of $206.4 million in the same period last year. Adjusted income from operations(3) excluding the inventory adjustments and goodwill impairment described above was $148.7 million in fiscal 2015. Income from operations as a percent of net sales was 10.7 percent in fiscal 2016, compared with an adjusted operating margin(3) of 9.9 percent in fiscal 2015. The higher operating margin reflects a reduction in SG&A expenses, partially offset by lower gross profit and a negative impact from currency movements.

Net income in fiscal 2016 was $91.4 million, or $0.93 per diluted share, compared with a net loss of $154.7 million, or $1.60 in the same period last year. Adjusted net income(3) was $110.6 million, or $1.13 per diluted share, compared with $100.6 million, or $1.04 per diluted share in the same period last year.
Adjusted EBITDA(3) in fiscal 2016 was $196.9 million, or 13.3 percent of net sales, compared with $192.2 million, or 12.8 percent of net sales, in the same period last year.
Net cash provided by operating activities was $117.5 million in fiscal 2016, compared with $141.2 million in the same period last year. Free cash flow(3) was $103.5 million in fiscal 2016, compared with $131.5 million in the same period last year. The free cash flow conversion ratio(3) was 113 percent of net income in fiscal 2016.
Fiscal 2017 Outlook
Castagnola concluded, “We believe fiscal 2016 results provide the foundation for a stronger fiscal 2017. Our outlook for next year largely is based on business secured in fiscal 2016 through our large strategic customer and MRO channels, appropriately considering the timing of sales from implementation of new business wins, which can be influenced by many factors. We also remain focused on increasing margins, leveraging our improved cost structure and continuing our emphasis on cash conversion.
“We are targeting constant-currency(4) sales growth in the range of three percent to five percent, adjusted net income(3) per diluted share in the range of $1.15 to $1.20 and free cash flow(3) in the range of 90 percent to 95 percent of net income in fiscal 2017. We plan to continue using free cash flow to pay down debt in fiscal 2017.”
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2016 fourth quarter results at 2:00 p.m. PST (5:00 p.m. EST) today, November 17, 2016. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 43725595.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 43725595. The telephonic replay will be available until November 24, 2016 at 11:59 p.m. EST.
About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) The financial results for the fourth quarter and year-end of fiscal 2016 are preliminary and are subject to completion of the company’s analysis of the adequacy of its inventory excess and obsolete reserves. As a result, these amounts may differ by up to $3 million from the amounts that will be reflected in the company’s final consolidated financial statements as of and for the quarter and year ended September 30, 2016.
(2) The non-GAAP financial measure “constant-currency sales” replaces “net sales excluding currency effects,” as previously presented by the company. The definition of “constant-currency sales” is consistent with the prior presentation. See Exhibits for reconciliation of GAAP to non-GAAP results.
(3) Non-GAAP financial measure - see Exhibits for reconciliations of GAAP to non-GAAP results.
(4) Currency rates assumed to remain at September 30, 2016 levels.
Non-GAAP Financial Information

Adjusted gross profit in the fiscal 2015 fourth quarter and full year represents gross profit plus the inventory adjustments noted above; adjusted gross margin represents adjusted gross profit divided by net sales in the periods.
Adjusted income from operations in the fiscal 2015 fourth quarter and full year represents loss from operations plus the inventory adjustments and goodwill impairment noted above; adjusted operating margin represents adjusted income from operations divided by net sales.
Adjusted EBITDA represents net income (loss) before: (i) income tax provision (benefit), (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represent basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represent diluted earnings per share calculated using adjusted net income as opposed to net income.
Constant-currency sales represent net sales for the fiscal 2016 fourth quarter and year-to-date translated at the corresponding fiscal 2015 periodical average exchange rates.
Constant-currency sales excluding large commercial contract represent net sales for the fiscal 2016 year-to-date period translated at the corresponding fiscal 2015 periodical average exchange rates, further adjusted to remove sales under a commercial hardware contract that ended on March 31, 2015 and sales in fiscal 2016 that were related to this contract.
Free cash flow represents net cash provided by operating activities less purchases of property and equipment; free cash flow conversion represents free cash flow divided by net income.
Wesco Aircraft utilizes and discusses adjusted gross profit, adjusted gross margin, adjusted income from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding the impact of large commercial contract, free cash flow and free cash flow conversion, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted gross profit, adjusted gross margin, adjusted income from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding large commercial contract, free cash flow and free cash flow conversion are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4, 5, 6 and 7 for reconciliations of adjusted gross profit, adjusted gross margin, adjusted income from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding large commercial contract, free cash flow and free cash flow conversion to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “believe,” "continue," “goal,” "grow," “improve,” “increase,” “outlook,” “plan,” “target,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Loss) (Preliminary and Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Preliminary and Unaudited)
Exhibit 3:	Consolidated Statements of Cash Flows (Preliminary and Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Preliminary and Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Constant-Currency Sales and Constant-Currency Sales Excluding Large Commercial Contract (Preliminary and Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Free Cash Flow (Preliminary and Unaudited)
Exhibit 7:	Non-GAAP Financial Information - Fiscal 2017 Outlook (Unaudited)

Preliminary Fourth Quarter and Year-End 2016 Results
The financial results for the fourth quarter and year-end of fiscal 2016 are preliminary and are subject to completion of the company’s analysis of the adequacy of its inventory excess and obsolete reserves. As a result, these amounts may differ by up to $3 million from the amounts that will be reflected in the company’s final consolidated financial statements as of and for the quarter and year ended September 30, 2016.

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (Loss) (PRELIMINARY AND UNAUDITED) (1)
(In thousands, except share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Net sales	$365,595	$369,654	$1,477,366	$1,497,615
Cost of sales	270,110	363,523	1,083,674	1,173,120
Gross profit	95,485	6,131	393,692	324,495
Selling, general and administrative expenses	55,234	68,510	234,942	267,089
Goodwill impairment charge	—	263,771	—	263,771
Income (loss) from operations	40,251	(326,150)	158,750	(206,365)
Interest expense, net	(9,465)	(9,037)	(36,901)	(37,092)
Other (expense) income , net	(219)	3,204	3,741	1,841
Income (loss) before income taxes	30,567	(331,983)	125,590	(241,616)
(Provision) benefit for income taxes	(7,306)	117,985	(34,212)	86,872
Net income (loss)	$23,261	$(213,998)	$91,378	$(154,744)

Net income (loss) per share:
Basic	$0.24	$(2.21)	$0.94	$(1.60)
Diluted	$0.24	$(2.21)	$0.93	$(1.60)
Weighted average shares outstanding:
Basic	97,994,386	97,042,433	97,634,155	96,955,043
Diluted	98,681,699	97,042,433	98,165,856	96,955,043

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (PRELIMINARY AND UNAUDITED) (1)
(In thousands)

	September 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$77,061	$82,866
Accounts receivable, net	249,195	253,348
Inventories	713,470	701,535
Prepaid expenses and other current assets	10,203	10,004
Income taxes receivable	1,460	187
Deferred tax assets, current	—	89,401
Total current assets	1,051,389	1,137,341
Long-term assets	904,816	883,632
Total assets	$1,956,205	$2,020,973
Liabilities and Stockholders’ Equity
Accounts payable	$181,700	$149,615
Accrued expenses and other current liabilities	26,424	38,896
Income taxes payable	6,782	21,442
Capital lease obligations, current portion	1,471	1,044
Total current liabilities	216,377	210,997
Capital lease obligations, less current portion	1,710	1,824
Long-term debt	841,906	952,906
Deferred tax liabilities, non-current	4,092	30,693
Other liabilities	9,205	6,980
Total long-term liabilities	856,913	992,403
Total liabilities	1,073,290	1,203,400
Total stockholders’ equity	882,915	817,573
Total liabilities and stockholders’ equity	$1,956,205	$2,020,973

Exhibit 3
 Wesco Aircraft Holdings, Inc.
Consolidated Statements of Cash Flows (PRELIMINARY AND UNAUDITED) (1)
(In thousands)

	Twelve Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$91,378	$(154,744)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	27,980	27,726
Deferred financing costs	4,627	4,354
Bad debt and sales return reserve	(810)	354
Inventory reserves	14,615	95,052
Stock-based compensation expense	8,490	7,891
Goodwill impairment charge	—	263,771
Excess tax benefit related to stock-based incentive plans	(1,098)	(443)
Deferred income taxes	13,212	(127,035)
Income from equity investment	(582)	(596)
Other non-cash items	(2,422)	3,491
Changes in assets and liabilities
Accounts receivable	(4,077)	43,841
Inventories	(41,798)	(48,977)
Prepaid expenses and other assets	(1,204)	1,250
Income taxes receivable	(1,269)	16,036
Accounts payable	34,657	(9,992)
Accrued expenses and other liabilities	(11,008)	3,425
Income taxes payable	(13,236)	15,768
Net cash provided by operating activities	117,455	141,172
Cash flows from investing activities
Purchase of property and equipment	(13,992)	(9,631)
Proceeds from sales of property, plant and equipment	—	17
Proceeds from sales of assets	2,000	—
Acquisition of business, net of cash acquired	—	(250)
Net cash used in investing activities	(11,992)	(9,864)
Cash flows from financing activities
Repayment of long-term debt	(111,000)	(149,750)
Financing fees	(2,126)	—
Repayment of capital lease obligations	(1,309)	(1,511)
Excess tax benefit related to stock-based incentive plans	1,098	443
Net proceeds from issuance of common stock	6,073	823
Settlement on restricted stock tax withholding	(857)	(701)
Net cash used in financing activities	(108,121)	(150,696)
Effect of foreign currency exchange rate on cash and cash equivalents	(3,147)	(2,521)
Net decrease in cash and cash equivalents	(5,805)	(21,909)
Cash and cash equivalents, beginning of period	82,866	104,775
Cash and cash equivalents, end of period	$77,061	$82,866

Exhibit 4
Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (PRELIMINARY AND UNAUDITED) (1)
(In thousands, except share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Net Sales	$365,595	$369,654	$1,477,366	$1,497,615

Adjusted Gross Profit
Gross profit	$95,485	$6,131	$393,692	$324,495
Inventory adjustment	—	91,280	—	91,280
Adjusted Gross Profit	$95,485	$97,411	$393,692	$415,775
Adjusted Gross Margin	26.1%	26.4%	26.6%	27.8%
Adjusted Income from Operations
Income (loss) from operations	$40,251	$(326,150)	$158,750	$(206,365)
Goodwill impairment	—	263,771	—	263,771
Inventory adjustment	—	91,280	—	91,280
Adjusted income from operations	$40,251	$28,901	$158,750	$148,686
Adjusted operating margin	11.0%	7.8%	10.7%	9.9%
Adjusted Net Income
Net income (loss)	$23,261	$(213,998)	$91,378	$(154,744)
Goodwill impairment	—	263,771	—	263,771
Inventory adjustment	—	91,280	—	91,280
Amortization of intangible assets	3,974	3,961	15,837	15,948
Amortization of deferred financing costs	1,483	1,092	4,627	4,354
Unusual or non-recurring items (2)	2,453	5,998	6,397	13,923
Adjustments for tax effect	(1,241)	(125,639)	(7,623)	(133,961)
Adjusted Net Income	$29,930	$26,465	$110,616	$100,571
Adjusted Earnings Per Share
Adjusted Basic	$0.31	$0.27	$1.13	$1.04
Adjusted diluted	$0.30	$0.27	$1.13	$1.04
EBITDA & Adjusted EBITDA
Net income (loss)	$23,261	$(213,998)	$91,378	$(154,744)
Provision (benefit) for income taxes	7,306	(117,985)	34,212	(86,872)
Interest expense, net	9,465	9,037	36,901	37,092
Depreciation and amortization	7,137	7,911	27,980	27,726
EBITDA	47,169	(315,035)	190,471	(176,798)
Goodwill impairment	—	263,771	—	263,771
Inventory adjustment	—	91,280	—	91,280
Unusual or non-recurring items (2)	2,453	5,998	6,397	13,923
Adjusted EBITDA	$49,622	$46,014	$196,868	$192,176
Adjusted EBITDA margin	13.6%	12.4%	13.3%	12.8%
(2) Unusual and non-recurring items in the fourth quarter and year-to-date periods of fiscal 2016 consisted of integration and other related expenses of $641 and $1,852, respectively, as well as business realignment and other expenses of $1,812 and $4,545, respectively. Unusual and non-recurring items in the fourth quarter and year-to-date periods of fiscal 2015 consisted of integration and other related expenses of $1,214 and $7,713, respectively, as well as business realignment and other expenses of $4,784 and $6,210, respectively.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Constant-Currency Sales and Constant-Currency
Sales Excluding Large Commercial Contract (PRELIMINARY AND UNAUDITED) (1)
(Dollars in thousands)

	Three Months Ended September 30,		Increase (Decrease)	Percent Change
	2016	2015
Net sales	$365,595	$369,654	$(4,059)	(1.1)%
Currency effects	11,609	—	11,609
Constant-currency sales	$377,204	$369,654	$7,550	2.0%

	Twelve Months Ended September 30,		Increase (Decrease)	Percent Change
	2016	2015
Net sales	$1,477,366	$1,497,615	$(20,249)	(1.4)%
Currency effects	30,180	—	30,180
Constant-currency sales	$1,507,546	$1,497,615	$9,931	0.7%
Large commercial contract (2)	(9,782)	(36,172)	26,390
Constant-currency sales excluding large commercial contract	$1,497,764	$1,461,443	$36,321	2.5%

(2) In fiscal 2015, the company sold $36,172 of commercial hardware under a contract that ended on March 31, 2015, as previously disclosed. In fiscal 2016, the company sold $9,782 of additional commercial hardware related to this contract.

Exhibit 6

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (PRELIMINARY AND UNAUDITED) (1)
(Dollars in thousands)

	Three Months Ended September 30,		Increase (Decrease)	Percent Change
	2016	2015
Free Cash Flow
Net cash provided by operating activities	$50,862	$57,319	$(6,457)	(11.3)%
Purchase of property and equipment	(2,831)	(4,964)	2,133	43.0%
Free cash flow	$48,031	$52,355	$(4,324)	(8.3)%

Free cash flow conversion ratio	206.5%	(24.5)%

	Twelve Months Ended September 30,		Increase (Decrease)	Percent Change
	2016	2015
Free Cash Flow
Net cash provided by operating activities	$117,455	$141,172	$(23,717)	(16.8)%
Purchase of property and equipment	(13,992)	(9,631)	(4,361)	(45.3)%
Free cash flow	$103,463	$131,541	$(28,078)	(21.3)%

Free cash flow conversion ratio	113.2%	(85.0)%

Exhibit 7
 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Fiscal 2017 Outlook (UNAUDITED)
(In thousands, except share data)

Fiscal 2017
Outlook
Diluted earnings per share	$1.00 - $1.05

Amortization of intangible assets	0.15
Amortization of deferred financing costs	0.03
Unusual or non-recurring items (1)	0.04
Adjustments for tax effect	(0.07)

Adjusted diluted earnings per share	$1.15 - $1.20

Net cash provided by operations	$100,000 - $114,000

Purchase of property and equipment	(10,000) - (14,000)

Free cash flow	$90,000 - $100,000

Free cash flow conversion	90% - 95%

(1) Primarily facility network realignment costs.